Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact
Darrell Lee, CFO/VP
August 6, 2014	763-493-6370 / www.mocon.com

MOCON Announces Record Revenues for the Second Quarter 2014

MINNEAPOLIS, MN, August 6, 2014 – MOCON, Inc. (NASDAQ: MOCO) today reported sales of $15.6 million for the second quarter ended June 30, 2014, an increase of 14 percent compared to $13.7 million for the same quarter in 2013, and a new quarterly record for the Company. Net income for the second quarter 2014 was $1.2 million, or $0.20 per diluted share, an increase of 45 percent compared to net income of $802,000 or $0.14 per diluted share, in the second quarter 2013. Sales totaled $30.9 million for the six-month period ended June 30, 2014, an increase of 10 percent compared to $28.1 million during the first six months of 2013. Net income and diluted earnings per share were $1.9 million and $0.33, respectively, for the first half of 2014, an increase of 14 percent compared to $1.7 million and $0.29 for the same period in 2013.

The sales growth for the current quarter was attributable to our Industrial Analyzer and Other segment which recorded a 27 percent increase in revenues, which was driven by continued strong demand in the oil and gas exploration and environmental monitoring markets. In addition, sales in our Package Testing segment increased in the current quarter by 22 percent due primarily to improved shipments of headspace analyzers to service the order backlog which was created in the fourth quarter 2013 due to a sensor warranty issue. Sales in our permeation segment were down slightly in the current quarter due mainly to a soft domestic market for both instruments and consulting services. In the second quarter 2014, the Company began shipments of the OX-TRAN™ Model 2/22, its new generation of oxygen permeation instruments, which was not a significant contributor to revenue in the period.

The Company-wide gross margin was consistent at 56 percent for each of the second quarters ended June 30, 2014 and 2013. The current year margin was slightly lower than plan due primarily to the lower than expected domestic sales of permeation instruments. Selling, general and administrative expenses were slightly higher in the second quarter and six-months ended June 30, 2014 compared to the same periods last year due primarily to increased commissions and headcount, as well as higher audit and SOX consulting fees. As a percentage of revenues, selling, general and administrative expenses decreased for both the quarter ended and six-months ended June 30, 2014 compared to the same periods last year.

“We are pleased to report a 14 percent growth in revenues and a 45 percent increase in net income for the quarter as our Industrial Analyzer and Package Testing groups showed strong growth in their respective markets,” said Robert L. Demorest, MOCON President and CEO. “We are encouraged by the fact that we see significant growth drivers in all our major business segments, ranging from intensified oil and gas exploration, growing environmental initiatives for cleaner water and air, and regulatory requirements for improved food and beverage consumer safety.”

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, the integration and performance of Dansensor, the terms of our credit agreement including financial covenants included therein, competition and technological change, setbacks in product development programs, order cancellations, dependence on certain key industries, and other factors set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Sales
Products	$14,869	$12,947	$29,511	$26,688
Consulting services	705	741	1,377	1,447
Total sales	15,574	13,688	30,888	28,135
Cost of sales
Products	6,344	5,606	12,811	11,613
Consulting services	508	426	966	888
Total cost of sales	6,852	6,032	13,777	12,501
Gross profit	8,722	7,656	17,111	15,634

Selling, general and administrative expenses	5,947	5,668	12,090	11,271
Research and development expenses	989	1,079	2,114	2,198
Operating income	1,786	909	2,907	2,165
Other income (expense), net	(94)	(86)	(151)	(191)
Income before income taxes	1,692	823	2,756	1,974
Income tax expense	527	21	861	306
NET INCOME	$1,165	$802	$1,895	$1,668
Net income per common share:
Basic	$0.21	$0.14	$0.34	$0.30
Diluted	$0.20	$0.14	$0.33	$0.29
Weighted average common shares outstanding:
Basic	5,655	5,538	5,648	5,529
Diluted	5,775	5,672	5,770	5,669

BALANCE SHEET DATA: (unaudited)

	June 30, 2014	December 31, 2013
Assets:
Cash and marketable securities	$5,453	$4,338
Accounts receivable, net	10,887	12,609
Inventories	8,498	7,471
Other current assets	2,840	3,151
Total current assets	27,678	27,569
Property, plant and equipment, net	5,912	5,727
Investment in affiliated company	3,411	3,442
Goodwill, intangibles and other assets	21,500	21,966
Total assets	$58,501	$58,704
Liabilities and Stockholders’ Equity:
Revolving lines of credit	$4,849	$4,264
Notes payable, current	1,893	2,698
Other current liabilities	10,069	9,973
Total noncurrent liabilities	3,357	4,300
Stockholders’ equity	38,333	37,469
Total liabilities and stockholders’ equity	$58,501	$58,704